EXHIBIT 10.1

WARRANT AND DEBENTURE AMENDMENT AGREEMENT

This Warrant and Debenture Amendment Agreement, dated as of July 10, 2007 (the “Amendment Agreement”), is made by and among Medical Solutions Management Inc., a Nevada corporation (the “Company”), Nite Capital, L.P., Apogee Financial Investments, Inc., Midtown Partners & Co., LLC, Douglas Arnold and Marshall Sterman (collectively, the “Investors”) and Vicis Capital Master Fund (“Vicis”), and amends (i) certain provisions of those certain warrants to purchase the shares of the Company’s common stock, par value $.0001 per share (the “Common Stock”) set forth on Schedule 1 attached hereto, which warrants were issued by the Company to the Investors (the “Investor Warrants”) and to Vicis (as the same may have been amended, the “Vicis Warrants” and collectively with the Investor Warrants, the “Warrants”), and (ii) certain provisions of those certain Senior Secured Convertible Debentures set forth on Schedule 2 attached hereto (the “Debentures”), which Debentures were issued by the Company to Vicis.

RECITALS

WHEREAS, in exchange for $2,100,000 from Vicis to the Company, the Company has agreed to amend the Vicis Warrants and Debentures on the terms and conditions set forth herein.

WHEREAS, in exchange for the execution and delivery by the Investors of various waivers in connection with the amendment to the Vicis Warrants, the Company has agreed to amend the Investor Warrants on the terms and conditions set forth herein.

WHEREAS, pursuant to Section 10 of each of the Warrants, each Warrant and any provision thereof may be changed by an instrument in writing signed by the party against which enforcement of same is sought.

WHEREAS, pursuant to Section 4.5 of each of the Debentures, each Debenture may be modified by an instrument in writing signed by the Payee (as defined therein).

NOW, THEREFORE, in consideration of the foregoing recitals and for good and other valuable consideration hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. For purposes of this Amendment Agreement:

“Closing Date” means the date of this Amendment Agreement.

“Common Stock” shall have the meaning ascribed to it in the Preamble.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

2. Transaction Consideration.

(a) In exchange for the amendment to the Vicis Warrants and Debentures as set forth in Sections 4 and 5 hereof, on the Closing Date, Vicis shall wire in same day federal funds an aggregate amount of $2,100,000 to the Company.

(b) In exchange for the amendment to the Investor Warrants as set forth in Section 3 hereof, on the Closing Date, the Investors shall deliver a Waiver of Anti-Dilution Adjustments to the Company.

3. Amendment to Investor Warrants. The Company and each of the Investors hereby agree that, by the execution of delivery of this Amendment Agreement, the Investor Warrants shall be, and be deemed to be, immediately amended as follows:

(a) The defined term “Warrant Price” in each of the Investor Warrants is hereby amended to be $0.20 per share; provided that the Warrant Price shall remain subject to further adjustment as provided in Section 4 of each such Investor Warrant.

4. Amendments to Vicis Warrants. The Company and Vicis hereby agree that, by the execution of delivery of this Amendment Agreement, the Vicis Warrants shall be, and be deemed to be, immediately amended as follows:

(a) The defined term “Warrant Price” in each of the Vicis Warrants is hereby amended to be $0.01 per share; provided that the Warrant Price shall remain subject to further adjustment as provided in Section 4 of each such Vicis Warrant.

(b) Section 2(c) and Section 2(d) (to the extent a Vicis Warrant contains such Section) of each Vicis Warrant is hereby deleted in its entirety.

5. Amendments to Debentures. The Company and Vicis hereby agree that by the execution and delivery of this Amendment Agreement, the Debentures shall be, and be deemed to be, immediately amended as follows:

(a) The defined term “Conversion Price” in each of the Debentures is hereby amended to be $0.10; provided that the Conversion Price shall remain subject to further adjustment as provided in Article III of each such Debenture.

(b) Section 4.13 of each Debenture is hereby deleted in its entirety.

6. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investors and Vicis as follows:

(a) Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and each of the other agreements or instruments entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents”). The execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by the board of directors of the Company (the “Board”), and no further consent or authorization is required by the Company, the Board or its stockholders. All actions by the Board, the Company and its stockholders necessary for the valid issuance of all shares upon conversion of the Debenture (the “Debenture Shares”) and all shares upon the exercise of the Warrants (the “Warrant Shares”) pursuant to the terms of the Debentures and the

Warrants, respectively, has been taken. This Agreement and the other Transaction Documents have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except (i) as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies or (ii) as any rights to indemnity or contribution hereunder may be limited by federal and state securities laws and public policy consideration.

(b) Dilutive Effect. The Company understands and acknowledges that its obligation to issue the Debenture Shares and Warrant Shares upon conversion of the Debentures or the exercise of the Warrants, as the case may be, in accordance therewith is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company.

(c) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the reservation for issuance of the Debenture Shares and the Warrant Shares) will not (i) result in a violation of any articles or certificate of incorporation, any certificate of designations, preferences and rights of any outstanding series of preferred stock or bylaws of the Company or its subsidiaries or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, except in the case of clauses (ii) and (iii), for such breaches or defaults as would not be reasonably expected to have a Material Adverse Effect.

(d) Governmental Consents. The Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case, in accordance with the terms hereof or thereof.

(e) Waivers. The Company has obtained a written waiver, in form and substance satisfactory to Vicis, from each Person who has any of the following rights:

(i) any currently effective preemptive to acquire securities issued by the Company as a result of the consummation of the transactions contemplated hereby; or

(ii) any right to an anti-dilution adjustment of securities issued by the Company that are held by such Person that will be triggered as a result of the consummation of the transactions contemplated hereby.

7. Miscellaneous.

(a) Indemnification.

(i) Indemnification by the Company. The Company agrees to defend, indemnify and hold harmless Vicis and shall reimburse it for, from and against each claim, loss, liability, cost and expense (including without limitation, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively, “Losses”) directly or indirectly relating to, resulting from or arising out of any untrue representation, misrepresentation, breach of warranty or non-fulfillment of any covenant, agreement or other obligation by or of the Company contained herein or in any certificate, document, or instrument delivered to Vicis pursuant hereto.

(ii) Procedure. The indemnified party shall promptly notify the indemnifying party of any claim, demand, action or proceeding for which indemnification will be sought under this Agreement, and, if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding. In connection with any such third party claim, demand, action or proceeding, Vicis and the Company shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the indemnified party, which shall not be unreasonably withheld. If a firm written offer is made to settle any such third party claim, demand, action or proceeding and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then: (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; and (ii) the maximum liability of the indemnifying party relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement.

(b) Survival. Except as specifically provided herein, the representations, warranties, covenants and agreements made herein shall survive the Closing Date.

(c) Ratification. Except as expressly amended hereby, all terms and conditions of each Warrant and Debenture are hereby ratified and confirmed in all respects and shall continue in full force and effect. All references to any Warrant and Debenture shall hereafter refer to such Warrant and Debenture, as amended hereby.

(d) No Waiver. Nothing contained herein shall constitute a waiver of, impair or otherwise affect, any obligation of the Company under any of the Warrants, Debentures or any rights of any party consequent thereon.

(e) Transfers, Successors, and Assigns; Joinder. The terms and conditions of this Amendment Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Amendment Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Amendment Agreement, except as expressly provided in this Amendment Agreement.

(f) Governing Law. This Amendment Agreement shall be governed by and construed in accordance with the internal laws of State of New York, without regard to its principles of conflicts of laws.

(g) Counterparts. This Amendment Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document, and all counterparts shall be construed together and shall constitute one instrument. This Amendment Agreement may be executed by any party by delivery of a facsimile signature, which signature shall have the same force as an original signature. A facsimile or photocopied signature shall be deemed to be the functional equivalent of an original for all purposes.

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IN WITNESS WHEREOF, the parties hereto have executed this Warrant and Debenture Amendment Agreement as of the date first above stated.

COMPANY:

MEDICAL SOLUTIONS MANAGEMENT INC.

By:	/s/ Kenneth Fischer
Name:	Kenneth Fischer
Title:	Chief Financial Officer

NITE CAPITAL L.P.

By:	/s/ Keith A. Goodman
Name:	Keith Goodman
Title:	Manager of the General Partner

APOGEE FINANCIAL INVESTMENTS INC.

By:	/s/ Chris Phillips
Name:	Chris Phillips
Title:	President

MIDTOWN PARTERS & CO., LLC

By:	/s/ Bruce Jordan
Name:	Bruce Jordan
Title:	President

VICIS CAPIAL MASTER FUND
By:	Vicis Capital, LLC

By:	/s/ Keith W. Hughes
Name:	Keith W. Hughes
Title:	Chief Financial Officer

/s/ Marshall Sterman
Marshall Sterman

/s/ Douglas Arnonld
Douglas Arnold